Cadogan Opportunistic Alternatives Fund, LLC
Report of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors
Cadogan Opportunistic Alternatives Fund, LLC

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of the Cadogan Opportunistic Alternatives Fund, LLC (“the Fund”) as of March 31, 2008, and the related statements of operations and changes in net assets, and financial highlights for the period from August 1, 2007 (commencement of operations) to March 31, 2008. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of March 31, 2008 by inspection of investment subscription documents and confirmation with underlying investment funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Cadogan Opportunistic Alternatives Fund, LLC as of March 31, 2008, and the results of its operations, changes in its net assets, and financial highlights for the period from August 1, 2007 to March 31, 2008, in conformity with U.S. generally accepted accounting principles.

Boston, Massachusetts
May 23, 2008

Cadogan Opportunistic Alternatives Fund, LLC
Schedule of Investments March 31, 2008

INVESTMENTS IN U.S. LIMITED PARTNERSHIPS — 74.31%*	Shares or Principal Amount	Value (in US Dollars)	Frequency of Redemptions
Dedicated Short Bias — Short Credit — 1.25%*
Standard Pacific Asymmetric Opportunities Fund, LP	700,000	$730,673	Quarterly
Dedicated Short Bias — Short Equity — 4.60%*
Arcas Fund II, LP — Covered Class	1,040,000	1,237,184	Quarterly
Dialectic Antithesis Partners, LP	1,340,000	1,459,349	Quarterly
		2,696,533
Event Driven — Distressed — 8.94%*
Contrarian Capital Fund I, LP	1,600,000	1,463,584	Annually
Mast Credit Opportunities, LP	2,100,000	2,295,374	Quarterly
Matlin Patterson Distressed Opportunities Fund, LP	1,600,000	1,480,224	Semi-Annually
		5,239,182
Long Short Equity — General — 36.46%*
Absolute Partners Fund, LLC	2,200,000	2,113,714	Monthly
Asian Era Fund — Sub Fund I	2,300,000	2,199,332	Monthly
Concentric European Fund (US), LLC	2,180,000	1,434,745	Quarterly
Enso Global Equities Levered Partnership, LP— Series A	500,000	529,451	Quarterly
Enso Global Equities Partnership, LP — Class A	960,000	1,004,710	Quarterly
Epic Canadian Long Short Fund, LP	2,400,000	2,037,712	Monthly
Harvey SMidCap Fund, LP — Class A	2,200,000	2,272,248	Quarterly
J-K Navigator Fund, LP	1,280,000	1,152,835	Quarterly
NE Asia Value Onshore Partners, LP	1,980,000	1,581,850	Quarterly
Oak Street Capital Fund, LP	2,300,000	2,231,604	Quarterly
Soundpost Capital, LP	2,300,000	2,374,048	Quarterly
Sprott Capital, LP	2,000,000	2,428,855	Monthly
		21,361,104
Long Short Equity — Sector — 23.06%*
Aria Select Consumer Fund, LP	1,960,000	2,012,873	Monthly
BP Capital Energy Equity Fund II, LP	2,180,000	1,948,159	Quarterly
Coeus Capital LP	2,200,000	2,186,281	Quarterly
Longbow Infrastructure LP — Class B	1,400,000	1,407,375	Quarterly
Shannon River Partners II, LP — Class A	2,300,000	2,249,306	Quarterly
Sio Partners, LP	2,100,000	2,348,019	Quarterly
Vardon Focus Fund, LP	1,373,429	1,357,504	Quarterly
		13,509,517
TOTAL INVESTMENTS IN U.S. LIMITED PARTNERSHIPS (Cost $44,493,429)		43,537,009

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Schedule of Investments March 31, 2008 — (continued)

	Shares or Principal Amount	Value (in US Dollars)	Frequency of Redemptions
SHORT TERM INVESTMENT — 23.40%*
Goldman Sachs Financial Square Fund — Treasury Obligation Fund	13,707,063	$13,707,063
TOTAL SHORT TERM INVESTMENTS (Cost $13,707,063)		13,707,063
TOTAL INVESTMENT (Cost $58,200,492) — 97.71%*		57,244,072
Other Assets in Excess of Liabilities — 2.29%*		1,340,057
TOTAL NET ASSETS — 100.00%*		$58,584,129

*Percentages are stated as a percent of net assets.

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Assets & Liabilities
March 31, 2008

(in US Dollars)
Assets
Investments, at value (cost $58,200,492)	$57,244,072
Advanced subscriptions to investments	6,400,000
Receivable for investments sold	44,128
Total Assets	63,688,200
Liabilities
Investment advisory and management fees payable	50,680
Advanced capital contributions	4,922,000
Administration fee payable	17,500
Accrued expenses and other liabilities	113,891
Total Liabilities	5,104,071
Net Assets	$58,584,129
Net Assets Consist of:
Paid in capital	$60,002,655
Accumulated net investment loss	(148,357)
Accumulated net realized loss on investments sold	(313,749)
Net unrealized appreciation on investments	(956,420)
Net Assets	$58,584,129
Net Asset Value, 602,328 shares outstanding	$97.26

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Operations
For the Period from August 1, 2007 (commencement of operations) to March 31, 2008

(in US Dollars)
Investment Income
Interest income	$308,467
Other income	2,486
Total Investment Income	310,953
Expenses
Investment advisory fees (Note 4)	276,836
Legal fees	80,000
Audit and tax return expense	80,000
Administration fees	46,667
Portfolio accounting and transfer agent fees	34,833
Directors’ fees and expenses	27,000
Registration fees	12,425
Custody fees	5,333
Miscellaneous expenses	7,865
Total Expenses	570,959
Net Investment Loss	(260,006)
Realized and Unrealized Loss on Investments in Portfolio Funds
Net realized loss on investments	(182,443)
Net change in unrealized depreciation on investments	(956,420)
Net Loss from Investments in Portfolio Funds	(1,138,863)
Net Decrease in Net Assets Resulting from Operations	$(1,398,869)

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Changes in Net Assets
For the Period from August 1, 2007 (commencement of operations) to March 31, 2008

(in US Dollars)
Change in Net Assets Resulting from Operations
Net investment loss	$(260,006)
Net realized loss on investments	(182,443)
Net change in unrealized depreciation on investments	(956,420)
Net Decrease in Net Assets Resulting from Operations	(1,398,869)
Dividends Paid to Shareholders
Distributions from net realized gains	(75,004)
Change in Net Assets from Dividends Paid to Shareholders	(75,004)
Change in Net Assets Resulting from Capital Transactions Contributions	60,058,002
Net Increase in Net Assets Resulting from Capital Transactions	60,058,002
Net Increase in Net Assets	$58,584,129
Net Assets, Beginning of Period	$0
Net Assets, End of Period (602,328 shares outstanding)	$58,584,129
Accumulated Net Investment Loss	$(148,357)

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Statement of Cash Flows
For the Period from August 1, 2007 (commencement of operations) to March 31, 2008

(in US Dollars)
Cash Flows from Operating Activities
Investment income received	$310,953
Purchases of limited partnerships	(46,093,429)
Sales of limited partnerships	1,373,429
Purchases of short term investments, net	(13,707,063)
Advance subscriptions to investments	(6,400,000)
Operating expenses paid	(388,888)
Net Cash Used in Operating Activities	(64,904,998)
Cash Flows from Financing Activities
Proceeds from capital contributions	60,058,002
Proceeds from advance capital contributions	4,922,000
Distributions from net realized gains	(75,004)
Net Cash Provided by Financing Activities	64,904,998
Net Increase in Cash	—
Cash — Beginning of Period	—
Cash — End of Period	$—
Reconciliation of Net Investment Income to Net Cash Used for Operating Activities
Net decrease in net assets resulting from operations	$(1,398,869)
Net increase in advance subscriptions to investments	(6,400,000)
Net realized loss on investments	182,443
Net change in unrealized depreciation on investments	956,420
Net increase in investment advisory and management fees payable	50,680
Net increase in administration fee payable	17,500
Net increase in accrued expenses and other liabilities	113,891
Purchases of limited partnerships	(46,093,429)
Sales of limited partnerships	1,373,429
Purchases of short term investments, net	(13,707,063)
Net Cash Used in Operating Activities	(64,904,998)

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Financial Highlights
For the Period from August 1, 2007 (commencement of operations) to March 31, 2008

(in US Dollars)
Per Share Operating Performance
Beginning net asset value	$100.00
Income from Investment Operations
Net investment loss(1)	(0.62)
Net loss from investments in Portfolio Funds	(1.94)
Total Loss from Investment Operations	(2.56)
Dividends Paid to Shareholders
Distributions from net realized gains	(0.18)
Total Distributions	(0.18)
Ending net asset value	$97.26
Total return(2)	(2.56)%
Supplemental Data and Ratios
Net assets, end of period	$58,584,129
Ratio of expenses to weighted average net assets(3)(4)	2.07%
Ratio of net investment loss to weighted average net assets(3)(4)	(0.94)%
Portfolio turnover rate(2)	5.47%

(1) Calculated using average shares outstanding method.
(2) Not annualized.
(3) Annualized.
(4) Ratios do not reflect the Fund’s proportionate share of the income and expenses of the Portfolio Funds.

The accompanying Notes to Financial Statements are an integral part of these statements.

Cadogan Opportunistic Alternatives Fund, LLC
Notes to Financial Statements
March 31, 2008 (expressed in US Dollars)

1.	Organization

Cadogan Opportunistic Alternatives Fund, LLC (the “Company” and/or “Fund”) is a limited liability company organized under the laws of the state of Delaware. The Company is registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company. The investment objective of the Company is to achieve capital appreciation with moderate volatility principally through a balanced portfolio of interests in alternative investment vehicles and separately managed accounts (“Portfolio Funds”). The Company commenced operations on August 1, 2007.

The Company was formed to principally invest in Portfolio Funds which invest, reinvest and trade in securities and other financial instruments.

The Company is managed by Cadogan Management, LLC (the “Adviser”). The Adviser is a registered investment adviser with the Securities and Exchange Commission.

2.	Significant Accounting Policies

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. Following are the significant accounting policies adopted by the Company:

A.	Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, recognition of distribution income and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

B.	Investments in Portfolio Funds
In accordance with the terms of the Company’s Prospectus, the investments in the limited partnerships are valued at their fair value. The net asset value represents the amount the Company would have received at March 31, 2008, if it had liquidated its investments in the Portfolio Funds.

The Company has the ability to liquidate its investments periodically, ranging from monthly to annually, depending on the provisions of the respective Portfolio Fund agreements.

Certain Portfolio Funds incur annual management fees ranging from 1% to 2% of a Portfolio Fund’s net assets. The Portfolio Funds also receive performance allocations of 20% of their net profits as defined by the respective Portfolio Fund agreements.

The Portfolio Funds in which the Company has investments, utilize a variety of financial instruments in their trading strategies including equity and debt securities, options, futures, and swap contracts. Several of these financial instruments contain varying degrees of off-balance sheet risk, whereby changes in market value of the securities underlying the financial instruments may be in excess of the amounts recorded on each of the Portfolio Funds’ balance sheet. In addition, the Portfolio Funds may sell securities not yet purchased whereby a liability is created to repurchase the security at prevailing prices. Such Portfolio Funds’ ultimate obligations to satisfy the sale of securities sold, not yet purchased may exceed the amount recognized on their balance sheets. However, due to the nature of the Company’s interest in the Portfolio Funds, such risks are limited to the Company’s invested amount in each investee.

Of the investments listed on the condensed schedule of investments, all were acquired during the year and twenty-three remained subject to lock-up periods, ranging from six months to one year at March 31, 2008. The amount of investments subject to lock-up amounted to $40,186,111.

C.	Investment Valuation
The Company primarily invests in private Portfolio Funds that are not listed on a securities exchange. Prior to investing in any Portfolio Fund, the Adviser will conduct a due diligence review of the valuation methodology utilized by the Portfolio Fund. Although procedures approved by the Board of Directors provide that the Adviser will review the valuations provided by the Portfolio Funds’ managers, neither the Adviser nor the Board of Directors will be able to confirm independently the accuracy of valuations provided by such Portfolio Funds’ managers (which are unaudited as of March 31, 2008).

The Company’s valuation procedures require the Adviser to consider all relevant information available at the time the Company values its portfolio. The Adviser and/or the Board of Directors will consider such information, and may conclude in certain circumstances that the information provided by the Portfolio Fund manager does not represent the fair value of the Company’s interests in the Portfolio Fund. Although redemptions of interests in Portfolio Funds are subject to advance notice requirements, Portfolio Funds typically will make available net asset value information to holders representing the price at which, even in the absence of redemption activity, a Portfolio Fund would have effected a redemption if any such requests had been timely made or if, in accordance with the terms of the Portfolio Fund’s governing documents, it would be necessary to effect a mandatory redemption. Following procedures adopted by the Board of Directors, in the absence of specific transaction activity in interests in a particular Portfolio Fund, the Company would consider whether it was appropriate, in light of all relevant circumstances, to value such a position at its net asset value as reported at the time of valuation, or whether to adjust such value to reflect a premium or discount to net asset value. For example, when a Portfolio Fund imposes extraordinary restrictions on redemptions, or when there have been no recent transactions in Portfolio Fund interests, the Company may determine that it is appropriate to apply such a discount. Any such decision would be made in good faith, and subject to the review and supervision of the Board of Directors.

The Adviser assesses the accuracy of each Portfolio Fund’s reported monthly net asset value using various means. These may include comparing a reported valuation with one or more strategy-specific benchmarks that the Adviser believes correlate with the strategy of the Portfolio

Fund; discussing the performance of the Portfolio Fund with the Portfolio Fund Manager’s personnel; or reviewing and analyzing the Portfolio Fund’s audited financial statements.

The procedures approved by the Board of Directors provide that, where deemed appropriate by the Adviser and consistent with the 1940 Act, investments in Portfolio Funds may be valued at cost. Cost would be used only when cost is determined to best approximate the fair value of the particular security under consideration. For example, cost may not be appropriate when the Company is aware of sales of similar securities to third parties at materially different prices or in other circumstances where cost may not approximate fair value (which could include situations where there are no sales to third parties). In such a situation, the Company’s investment will be revalued in a manner that the Adviser, in accordance with procedures approved by the Board of Directors, determines in good faith best reflects approximate fair value. The Board of Directors will be responsible for ensuring that the valuation policies utilized by the Adviser are fair and consistent with applicable regulatory guidelines.

D.	Security Transactions and Investment Income
Security transactions (including investments in Portfolio Funds) are accounted for on the date the securities are purchased or sold (trade date). Realized gains and losses are reported on a first-in, first-out cost basis. Interest income is recognized on the accrual basis. Distributions are recorded on the ex-dividend date. Distributions received from the Company’s investments in Portfolio Funds generally are comprised of ordinary income, capital gains and return of capital. The Company records investment income and return of capital based on estimates made at the time such distributions are received which are typically based on historical information available from each Portfolio Fund. These estimates may subsequently be revised based on information received from the Portfolio Funds after their tax reporting periods are concluded, as the actual character of these distributions is sometimes not known until after the fiscal year-end of the Company. Unrealized appreciation or depreciation on investments includes net investment income, expenses, and gains and losses (realized and unrealized) in Portfolio Funds.

E.	Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with original maturities of three months or less from the date of purchase.

F.	Repurchase Agreements
The Company may enter into repurchase agreements with banks, brokers and other financial institutions. Each repurchase agreement is recorded at amortized cost, which approximates value. It is the Company’s policy that its custodian will receive, as collateral, securities whose market value, including accrued interest, will be at least equal to 100% of the amount invested in each repurchase agreement.

G.	Fair Value
The fair values of the Company’s assets and liabilities which qualify as financial instruments under the Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments,” approximate the carrying amounts presented in the statement of assets and liabilities.

H.	Dividends to Shareholders
Dividends to shareholders are recorded on the ex-dividend date. The character of dividends to shareholders made during the year may differ from their ultimate characterization for federal income tax purposes. The Company will distribute substantially all of its net investment income and all of its capital gains to shareholders at least annually. The character of distributions made during the year from net investment income or net realized gains might differ from the characterization for federal income tax purposes due to differences in the recognition of income and expense items for financial statement and tax purposes. When appropriate, reclassifications between net asset accounts are made for such differences that are permanent in nature. The reclassifications have no effect on net assets or net asset value per share.

The components of distributions paid during the period ended March 31, 2008 were as follows:

Ordinary Income Distributions	$—
Long-Term Capital Gains Distributions	75,004
Total Distributions Paid	$75,004

I.	Reclassification of Capital Accounts
Additionally, U.S. generally accepted accounting principles require that certain components of net assets relating to permanent differences be reclassified between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share. For the year ended March 31, 2008, the following table shows the reclassifications made:

Paid in Capital	Accumulated Net Investment Loss	Accumulated Net Realized Loss on Investments Sold
$(55,347)	$111,649	$(56,302)

J.	Expenses
The Company is charged for those expenses that are directly attributable to it, such as, but not limited to, advisory and custody fees. All general and administrative expenses are recognized on an accrual basis of accounting.

K.	Income Taxes
The Fund is treated as a separate taxable entity for Federal income tax purposes. The Fund’s policy is to comply with the provisions of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies and to distribute to shareholders all of its distributable net investment income and net realized gain on investments. Accordingly, no provision for Federal income or excise tax is necessary.

On July 13, 2006, the Financial Accounting Standards Board (FASB) released FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Funds’ tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Adoption of FIN 48 is required as of the date of the last

 Net Asset Value (“NAV”) calculation in the first required financial statement reporting period for fiscal years beginning after December 15, 2006 and is to be applied to all open tax years as of the effective date. The Fund has adopted FIN 48 and as of March 31, 2008, and did not have any tax positions that did not meet the “more-likely-than-not threshold” of being sustained by the applicable tax authority

The differences between book-basis and tax-basis unrealized appreciation (depreciation) are primarily due to the tax treatment of partnerships. The following information is provided on a tax basis as of March 31, 2008:

Cost of investments	$58,619,490
Unrealized appreciation	$1,500,159
Unrealized depreciation	(2,875,577)
Net unrealized appreciation (depreciation)	$(1,375,418)
Undistributed ordinary income	$—
Undistributed long-term capital gains	—
Total distributable earnings	$—
Other accumulated gains (losses)	$(43,108)
Total accumulated gains (losses)	$(1,418,526)

At March 31, 2008, the Company deferred, on a tax-basis, post-October losses of $43,108.

L.	Indemnifications
Under the Company’s organizational documents, its officers and directors are indemnified against certain liabilities arising out of the performance of their duties to the Company. In addition, in the normal course of business, the Company may enter into contracts that provide general indemnification to other parties. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred, and may not occur. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

M.	Recent Accounting Pronouncements
In September 2006, FASB issued Statement on Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements.” This standard establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. SFAS No. 157 applies to fair value measurements already required or permitted by existing standards. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. SFAS No. 157 is effective for the Company beginning April 1, 2008. The changes to current U.S. generally accepted accounting principles from the application of this statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. The Company has recently begun to evaluate the application of the statement, and is not in a position at this time to evaluate the significance of its impact, if any, on the Company’s financial statements.

3.	Investment Transactions

For the period from August 1, 2007 to March 31, 2008, the Company purchased (at cost) and sold interests in Portfolio Funds (proceeds) in the amount of $46,093,429 and $1,417,557 (excluding short-term securities), respectively.

4.	Management and Performance Fees, Administration Fees and Custodian Fees

The Company has entered into an Investment Advisory Agreement with Cadogan Management, LLC. Under the terms of the agreement, the Company will pay the Adviser a fee equal to an annual rate of 1% of the Company’s total monthly net assets, in exchange for the investment advisory services provided. Above and beyond this fee, the Adviser is entitled to an incentive fee equal to an annual rate of 5% of the Company’s total annual profits.

The Company has engaged U.S. Bancorp Fund Services, LLC to serve as the Company’s administrator. The Company pays the administrator a monthly fee computed at an annual rate of 0.085% of the first $200,000,000 of the Company’s total monthly net assets, 0.065% on the next $200,000,000 of the Company’s total monthly net assets and 0.055% on the balance of the Company’s total monthly net assets with a minimum annual fee of $70,000.

U.S. Bancorp Fund Services, LLC serves as the Company’s fund accountants. The Company pays the fund accountants a monthly fee computed at an annual rate of 0.02% of the first $400,000,000 of the Company’s total monthly net assets and 0.01% on the balance of the Company’s total monthly net assets with a minimum annual fee of $30,000.

U.S. Bancorp Fund Services, LLC serves as the Company’s transfer agent, dividend paying agent, and agent for the automatic dividend reinvestment plan. The Company pays the transfer agent a monthly fee computed at an annual rate of 1.5 basis points of the Company’s total monthly net assets with a minimum annual fee of $20,000.

U.S. Bank, N.A. serves as the Company’s custodian. The Company pays the custodian a monthly fee computed at an annual rate of 1.0 basis point on the Company’s portfolio assets with a minimum annual fee of $8,000.

5.	Directors and Officers

The Company’s Board of Directors has overall responsibility for monitoring and overseeing the investment program of the Company and its management and operations. A listing of the Board of Directors is on the back cover of this report. The Independent Directors are each paid an annual retainer of $15,000 and a fee per meeting of the Board of Directors of $1,250 for each regular meeting and $500 for each telephonic meeting, plus reasonable out-of-pocket expenses. Directors are reimbursed by the Company for their travel expenses related to Board meetings. One of the Directors is an officer of the Adviser and the Company and receives no compensation from the Company for serving as a Director.

Certain officers of the Company are affiliated with the Adviser and the Administrator. Such officers receive no compensation from the Company for serving in their respective roles. The

Board of Directors appointed a Chief Compliance Officer to the Company in accordance with federal securities regulations.

6.	Shareholder Transactions

No shareholder will have the right to require the Company to redeem shares, although the Company may from time to time repurchase shares as of the last day of a calendar quarter pursuant to written tenders by shareholders, which written tenders must be received by the Company by the 25th calendar day of the second month prior to that containing the date as of which the shares are to be repurchased (approximately 65 days prior to the repurchase date). Whether repurchases will be made during any given quarter will be determined by the Board in its sole discretion. In determining whether the Fund should offer to repurchase shares from shareholders, the Board will consider the recommendations of the Adviser. The Adviser expects that it will generally recommend to the Board that the Company offer to repurchase shares on the last business day of each calendar quarter. Notwithstanding the foregoing, the Company will not repurchase any shares, or any portion of them, that have been held by the tendering shareholder for less than one year. Dividends and capital gain distributions (“Distributions”) will automatically be reinvested in additional shares of the Fund at the Company’s net asset value on the record date thereof unless a shareholder has elected to receive distributions in cash. The minimum initial investment required is $25,000.

The Company has issued 602,328 shares during the fiscal period which were outstanding as of March 31, 2008.

7.	Risk Factors

Because of the limitation on rights of redemption and the fact that the Shares will not be traded on any securities exchange or other market and will be subject to substantial restrictions on transfer, and because of the fact that the Adviser may invest the Company’s assets in Portfolio Funds that do not permit frequent withdrawals and may invest in illiquid securities, an investment in the Company is highly illiquid and involves a substantial degree of risk. Portfolio Funds are riskier than liquid securities because the Portfolio Funds may not be able to dispose of the illiquid securities if their investment performance deteriorates, or may be able to dispose of the illiquid securities only at a greatly reduced price. Similarly, the illiquidity of the Portfolio Funds may cause investors to incur losses because of an inability to withdraw their investments from the Company during or following periods of negative performance. Although the Company may offer to repurchase shares from time to time, there can be no assurance such offers will be made with any regularity. The Company invests primarily in Portfolio Funds that are not registered under the 1940 Act and invest in and actively trade securities and other financial instruments using different strategies and investment techniques, including leverage, that may involve significant risks. These Portfolio Funds may invest a higher percentage of their assets in specific sectors of the market in order to achieve a potentially greater investment return. As a result, the Portfolio Funds may be more susceptible to economic, political and regulatory developments in a particular sector of the market, positive or negative, and may experience increased volatility of the Company’s net asset value. Various risks are also associated with an investment in the Fund, including risks relating to the multi-manager structure of the Company, risks relating to compensation arrangements and risks related to limited liquidity of the shares.

The Portfolio Funds provide for periodic redemptions ranging from monthly to annually with lock-up provisions of up to one year from initial investment.